Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
BAKKT HOLDINGS, INC.

Bakkt Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:
1.The name of the Corporation is Bakkt Holdings, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 15, 2021.
2.The Corporation’s Certificate of Incorporation is hereby amended as follows:
a.The first sentence of Article IV, Section 4.1 of the Corporation’s Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 41,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), and (ii) 40,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), which consists of (A) 30,000,000 shares of Class A common stock (“Class A Common Stock”) and (B) 10,000,000 shares of Class V common stock (“Class V Common Stock”).”
b.    Article IV, Section 4.1 of the Corporation’s Certificate of Incorporation is hereby amended to add the following paragraph at the end of Article IV, Section 4.1:
“Upon the effectiveness of the filing of the Certificate of Amendment to the Certificate of Incorporation adding this paragraph (the “Effective Time”), each twenty-five (25) shares of (i) Class A Common Stock issued immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock, and (ii) Class V Common Stock issued immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class V Common Stock, in each case without any further action by the Corporation or any holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Class A Common Stock or Class V Common Stock shall be issued in connection with the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock or Class V Common Stock, as applicable (the “Old Certificates”), shall, until surrendered to the Corporation in exchange for a certificate representing such new number of shares of Class A Common Stock or Class V Common Stock, respectively, automatically represent that number of shares of Class A Common Stock or Class V Common Stock, as applicable, into which the shares of Class A Common Stock or Class V Common Stock, as applicable, represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”
3.This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
4.This Certificate of Amendment shall become effective on April 29, 2024 at 12:01 a.m. Eastern Time.
[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment is duly executed by the undersigned officer of the Corporation on April 26, 2024.

By: /s/ ANDREW MAIN
Name: Andrew Main
Title: President and Chief Executive Officer